Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

eMarine Global Inc.

We hereby consent to the use in this Registration Statement on Form S-1/A of eMarine Global Inc. of our report dated April 17, 2018, related to the consolidated financial statements of eMarine Global Inc. appearing in the Annual Report on Form 10-K of eMarine Global Inc. for the years ended December 31, 2017 and 2016 included in the Prospectus, which is a part of this Registration Statement. Our report on the consolidated financial statements includes an explanatory paragraph expressing substantial doubt regarding eMarine Global Inc.’s ability to continue as a going concern. We also consent to the reference to our firm under the caption ‘Experts’ in the Prospectus.

/s/ Turner, Stone & Company, L.L.P.
Turner, Stone & Company, L.L.P.
Certified Public Accountants
Dallas, Texas
November 21, 2018